EXHIBIT 10-17   EDITED VERSION--
               SUBJECT TO CONFIDENTIAL TREATMENT REQUEST

                       ADVERTISING AGREEMENT


     This Agreement is by and between ARTISTIC GREETINGS INCORPORATED, a Delaware corporation with its principal office at One Komer Center, Elmira, New York 14902 ("Artistic") and VALASSIS COMMUNICATIONS, INC., a Delaware corporation with an address of 36111 Schoolcraft Road, Livonia, Michigan 48150 ("Valassis").

                         R E C I T A L S:

     WHEREAS, the parties hereto, along with Valcheck Company ("Valcheck"), are parties to an Asset Purchase Agreement of even date herewith, pursuant to which Artistic is purchasing certain assets of Valcheck, a partnership of which Valassis Direct Response, Inc., a Delaware corporation and a wholly-owned subsidiary of Valassis, is an 80% partner; and

     WHEREAS,  Valcheck  is  engaged  in  the  direct  mail  marketing   of
personalized bank checks ("checks"); and

     WHEREAS, Valassis currently has long-term contracts for the placement of advertising in print media with a total of over 55,000,000 in weekly circulation; and

     WHEREAS, as a material element of the transactions contemplated under the Asset Purchase Agreement, Valassis has agreed to grant Artistic the rights to place Artistic's advertising set forth hereinafter, in return for which Artistic has agreed to pay the consideration set forth hereinafter;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1) RIGHT OF FIRST REFUSAL.Valassis hereby grants to Artistic an exclusive right of first refusal with respect to the placement of weekly newspaper full-page "free standing insert" ("FSI") advertising, as well as in any newspaper supplement or similar advertising in which Valassis has placement contracts, in all such circulation in which Valassis now or hereafter during the term of this agreement has placement contracts with respect to advertising, subject to Valassis' standard terms and conditions of such advertising placement.

     2) EXCLUSIVE PLACEMENT.Valassis guarantees Artistic that for all circulation in which Artistic elects to place FSI advertising pursuant to this agreement for checks, Artistic's advertisements will be the exclusive check advertising contained in that edition of each publication in which such advertising is placed.

     3) ADVERTISING; PRICING.(a) During the term hereof, Valassis guarantees to Artistic that Valassis shall use its best efforts to maintain the right to place full-page FSI advertising in newspapers with weekly circulation of no less than 40,000,000 copies.

     (b) For any FSI advertising placed by Artistic under this agreement, Artistic shall pay Valassis the applicable price as set forth in Schedule 1 hereto. The prices listed in Schedule 1 shall be subject to an increase of 3% annually for each twelve-month year during the term hereof, beginning on the first anniversary date of the execution of this Agreement. Provided, however, that if the price at which Valassis would have sold the space purchased by Artistic to a third party drops materially below the applicable price set forth in Schedule 1 hereto such that the Schedule 1 price then in effect is uncompetitive, the parties shall negotiate in good faith toward a reasonable decrease in the Schedule 1 price then in effect. If the parties cannot agree on such an adjustment, the Schedule 1 price then in effect shall remain in force. For any other newspaper supplement or similar advertising, including, without limitation, ROP and C&D Inserts, placed by Artistic under this Agreement, Artistic shall pay Valassis market prices for such products.

     (c) In addition to the payments set forth in Section 3(b) above, in consideration of the circulation volume offered, the right of first refusal and the advertising pricing that Valassis is granting to Artistic hereunder, Artistic agrees to pay Valassis the following amounts, whether or not Artistic elects to place any advertising pursuant to this Agreement:

     PAYMENT DATE:                                      AMOUNT:

Year 1 - Upon execution of this agreement and
the closing of  the transactions contemplated
in the Asset Purchase Agreement
(the "closing date"):                                   $3,000,000

Year 2 - On the first anniversary of the closing date:  $2,000,000

Year 3 - On the second anniversary of the closing date: $2,000,000

Year 4 - On the third anniversary of the closing date:  $2,000,000

Year 5 - On the fourth anniversary of the closing date: $1,000,000


All such payments shall be made by certified check or bank draft payable to the order of Valassis or as directed by Valassis or by or wire transfer to an account designated by Valassis, and shall be made in advance of the year for which the payment is made, within three business days following the due date for each such payment.

     4) TERM; TERMINATION.This agreement shall remain in effect for five years following the date of its execution, subject to earlier termination only upon the mutual agreement of the parties hereto or in the event of a material breach of any of the terms hereof by either party. In the event of a material breach, the party alleging such breach shall promptly give written notice to the party alleged to have committed such breach, which notice shall describe with reasonable detail the breach alleged to have occurred. Upon receiving such notice, the party alleged to have committed the breach shall have 30 days to remedy such breach to the reasonable satisfaction of the non-breaching party, or this agreement shall terminate at the end of such 30 day cure period without further notice being required. In the event that this agreement is terminated, the obligations of both parties hereto, including but not limited to Artistic's obligations to make any further payments to Valassis hereunder and Valassis' obligations to place advertising for Artistic hereunder, shall automatically expire.

     5)   GENERAL.

     (a) NOTICE.Any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized U.S. overnight courier service, fee prepaid and return receipt or other confirmation of delivery requested, or (iv) when telecopied or sent by facsimile transmission. Any such notice shall be delivered to a party at its address first set forth above, or at such other address as may be designated by one party in a notice given to the other from time to time in accordance with the terms of this paragraph.

     (b) ASSIGNMENT. This Agreement may not be assigned in whole or in part without the written consent of all parties.

     (c) ENTIRE AGREEMENT; AMENDMENT.This Agreement, together with all Schedules hereto, contains the entire understanding among the parties hereto and supersedes any prior agreements, understandings, discussions, or writings among the parties with respect to the subject matter hereof. This Agreement may only be amended by a written document signed by all parties hereto. There are no representations, warranties, or obligations of any party not expressly contained herein.

     (d) WAIVER.No waiver by any party of a breach of any term or condition of this Agreement by any other party shall be effective unless in writing and duly executed by the waiving party. No such waiver shall constitute a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

     (e) CONSTRUCTION.Should an occasion arise in which interpretation of this Agreement becomes necessary, such construction or interpretation shall not presume that the terms hereof be more strictly construed against one party by reason of any rule of construction or authorship.

     (f) DUPLICATE ORIGINALS.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement to produce or account for more than one of such counterparts.

     (g) HEADINGS.The headings included herein are for convenience only and do not constitute a portion of this Agreement and shall not be used in any construction hereof.

     (h) APPLICABLE LAW; SEVERABILITY.This Agreement shall be governed and construed in accordance with the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflict of laws principles. If any provision contained herein is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

     (i) JURISDICTION AND VENUE.In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the State of New York and/or the Federal Courts located in the State of New York shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in Monroe County, New York and/or the U.S. District Court for the Western District of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 30th day of May, 1995.


ARTISTIC GREETINGS INCORPORATED         VALASSIS COMMUNICATIONS, INC.

By: /s/ David C. Lee                    By: /s/ Robert L. Recchia

Title: President and COO                Title:CFO and Treasurer

SCHEDULE 1

               FSI PRICING
*DENOTES CONFIDENTIAL TREATMENT REQUESTED OF REDACTED INFORMATION

1995 June      $[  ]*
     July      $[  ]*
     August    $[  ]*
     September $[  ]*
     October   $[  ]*
     November  $[  ]*
     December  $[  ]*

1996 January   $[  ]*
     February  $[  ]*
     March     $[  ]*
     April     $[  ]*
     May       $[  ]*